Stephen Cohen – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(212) 886-9332	(702) 407-6407

Mark Frissora Becomes President and CEO of Caesars Entertainment Corporation

LAS VEGAS, July 1, 2015 — Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment, or the “Company”) today announced that Mark Frissora has assumed the role of President and Chief Executive Officer, effective today. This announcement completes the transition plan previously announced by Caesars Entertainment in February 2015. Frissora joined Caesars Entertainment in February as President and CEO designate.

As President and CEO, he continues to report to the Board of Directors of Caesars Entertainment. Frissora also joined the Board in February. Effective immediately, Frissora also becomes President and CEO of Caesars Enterprise Services (CES) and joins the CES Steering Committee.

Gary Loveman, former President and Chief Executive Officer of Caesars Entertainment, will continue to serve as Chairman of the Board of Caesars Entertainment. In this role, he will continue to oversee the restructuring of Caesars Entertainment Operating Company.

“Since joining the company in February, I have visited most of our domestic properties, met with all of the company’s senior leaders and focused my attention on identifying new opportunities to drive growth and efficiency, which will ultimately create shareholder value,” Frissora said. “I am excited about the opportunities ahead and to become part of such a dynamic company and industry. Caesars has a diverse collection of assets, a highly engaged management team and employee base and strong loyalty among its customers. I am working with the leadership team and the Board to formulate a multi-year growth strategy for the company that spans our footprint in Las Vegas and other markets.”

“Mark has quickly assumed leadership of the company and has spent his early months at Caesars working closely with the senior team and pursuing opportunities to increase productivity,” said Marc Rowan, founder of Apollo Global Management. TPG founding partner, David Bonderman, continued: “We have high confidence in Mark, and believe his track record of driving growth and efficiency will serve Caesars well.” Apollo and TPG are the principal shareholders of Caesars Entertainment.

Frissora brings to Caesars his 38 years of business experience that spans all levels of management and functional roles. He spent the last 14 years as Chairman and CEO of two Fortune 500 companies, Hertz Global Holdings, Inc. and Tenneco, Inc. During Frissora’s tenure, each of those companies, received significant recognition for employee and customer satisfaction as well as the implementation of innovative technologies into the business.

Prior to joining Caesars Entertainment, Frissora was Chairman and CEO of Hertz, where he led the consolidation of the rental-car industry through the acquisitions of the Dollar Thrifty Automotive Group. He also expanded Hertz’s U.S. off-airport business to almost 3,000 locations, launched the Hertz 24/7 hourly car rental service using on demand technology and acquired Donlen, Inc., a leading North American vehicle fleet leasing and management company.

Before that, Frissora served as Chairman and Chief Executive Officer of Tenneco. from 2000 to 2006. His past positions include roles in sales, marketing and brand management at General Electric as well as senior roles overseeing supply chain, engineering and manufacturing at Tenneco. Frissora also held positions at Aeroquip-Vickers Corporation and Philips NV.

About Caesars

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company (“CEOC”) (which was deconsolidated effective January 15, 2015 due to its bankruptcy filing), wholly owned Caesars Entertainment Resort Properties (“CERP”), and Caesars Growth Partners, LLC (“CGP LLC”), in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 77 years ago, CEC has grown through development of new resorts, expansions, and acquisitions, and its portfolio of subsidiaries now operate 49 casinos in 14 U.S. states and five countries. CERP and CGP LLC operate a total of 12 casinos. CEC’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. CEC’s portfolio also includes the Caesars Entertainment UK (formerly London Clubs International) family of casinos.

CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. CEC is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.